JOINT VENTURE AGREEMENT

This JOINT VENTURE AGREEMENT ("Agreement") is made effective as of October 8, 2018 ("Effective Date"), by and between **LithiumOre Corp.**, a Nevada corporation ("LithiumOre"), a wholly owned subsidiary of **Oroplata Resources, Inc.**, a Nevada corporation ("ORRP"), and **CINC Industries, Inc.**, a Nevada corporation ("CINC"). LithiumOre and CINC are each sometimes referred to herein individually as a "Party" and collectively as the "Parties".

RECITALS

This Agreement is made and entered into with reference to the following facts:

WHEREAS, ORRP is a publicly traded company, using the symbol ORRP, and trades on the OTCQB of OTC Markets; and

WHEREAS, ORRP is the owner of LithiumOre (http://lithiumore.net), a lithium resource exploration and development company, whose primary focus is the establishment of a low cost production base to supply the rapidly growing lithium-ion battery industry for both mobile devices and laptops, as well as the burgeoning EV (electronic vehicle) industry. LithiumOre is focused on becoming a substantial, profitable lithium producer via the timely development of valuable production-grade lithium brine deposits in Nevada; and

WHEREAS, CINC Industries Inc. (http://cincindustries.com) provides centrifugal processing solutions for liquid processing requirements worldwide. It designs, manufactures, sells, and supports liquid-liquid centrifugal separators for applications in chemical, mining and metals recovery, pharmaceutical, food and nutrition, flavors and fragrances, printing, biodiesel production, oil/water, biotech, industrial, nuclear and environmental industries. The company was founded in 1999 and is based in Carson City, Nevada; and

WHEREAS, LithiumOre (or another wholly owned subsidiary of ORRP) wishes to enter into a joint venture business relationship (the "JV" or "Joint Venture") with CINC whereby LithiumOre will have the exclusive rights to market (except for CINC's pre-existing clients which will be delineated by CINC), promote and sell CINC's existing and/or future processing equipment ("Processing Equipment") to the global battery metals mining industry; and

WHEREAS, the Parties agree to develop a process for the extraction of Lithium salt from salt brine solutions (the "New Process") in North America, USA (the "Exclusive Territory"); and

WHEREAS, the purpose of this Agreement is to define the framework for the establishment of the JV between LithiumOre and CINC.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions contained herein, the Parties hereby agree as follows:

1. **Effective Date**. This Agreement shall be effective as of the date defined in the first paragraph of this Agreement and upon mutual execution of this Agreement by the Parties.

2. **Purpose of Joint Venture**. The Joint Venture's purpose shall be to propagate the sale of the New Process and CINC's existing and/or future Processing Equipment to the global battery metals mining industry within the Exclusive Territory.

3. **Formation, Domicile, Name, Place of Business and Purpose of Joint Venture**. The Joint Venture shall operate as a limited liability company governed by the laws of the State of Nevada (the "JV Entity"). The name of the JV Entity shall be mutually agreed to by the Parties. The principal place of business of the Joint Venture shall be at a mutually agreed upon location in Carson City, Nevada, or such other place in Nevada as the Parties may designate from time to time.

4. **Ownership of Joint Venture**. LithiumOre shall own and hold a fifty percent (50%) interest in the Joint Venture and CINC shall own and hold a fifty percent (50%) interest in the Joint Venture. Except as expressly provided in this Agreement, neither LithiumOre nor CINC may transfer, assign or otherwise convey, directly or indirectly, its Joint Venture interest without the prior written consent of the other Party. The Parties agree that upon termination of the Joint Venture the Parties shall equally own the all assets of the JV Entity and the New Processes. Notwithstanding anything to the contrary contained herein, upon expiration or sooner termination of the Joint Venture, irrespective of any reason, CINC shall retain any and all intellectual property rights to the Processing Equipment, including any plans, specifications, patents, trademarks, or the like.

5. **Term of JV**. The term of the JV shall be for five (5) years, commencing on the Effective Date (the "Initial Term" and together with the Option Term (defined below) if and when exercised, the "Term"). Upon the expiration of the Term, the Parties may mutually agree to extend the Term for an additional five (5) year term (the "Option Term") under the same terms as this Agreement.

6. **Parties' Responsibilities**. The Parties shall be responsible for providing the following, which shall be set forth more thoroughly in the Development Plan:

a. LithiumOre shall be responsible for the following:

i. The initial funding for all equipment and associated expenses for the JV. The equipment and associated expenses shall be at Cost, which shall be defined as "current/standard market rate of such equipment (subject to customary negotiation), less twenty percent (20%), or in the case of accessories (i.e., motors, drives, etc.,) less ten percent (10%)". The equipment and associated expenses shall include, but not be limited to, material invoices, labor costs associated at every level that is involved in the touching of the material to include overhead such as rent, insurance, utilities, and other such normal mark up. The cost shall be mutually agreed to by the Parties. LithiumOre shall also be responsible for the initial funding to cover the costs of the leased spaces set forth in Section 6.b.i. of CINC's developmental plan (the "Developmental Plan") which shall be provided to LithiumOre within sixty (60) days of this Agreement which shall include a timeline and budget mutually agreed to by the Parties. Notwithstanding anything to the contrary contained herein, including the foregoing, any goods, equipment, material, and/or accessories, including, without limitation, the Processing Equipment, sold by CINC to the JV Entity shall be sold to the JV Entity at Cost (as defined above). Payments by the JV Entity to CINC for any such goods, equipment, or material, including, without limitation, the Processing Equipment, shall be made as follows:

- Fifty percent (50%) deposit of any total amount owed shall be due and payable to CINC upon order or request; and
- The remaining fifty percent (50%) of any total amount owed shall be due and payable to CINC upon completion of equipment or services rendered, as applicable.

ii. The providing of a marketing and sales team to develop and propagate the

New Process and the sale of CINC's existing and/or future Processing Equipment to the global battery metals mining industry in conjunction with CINC's guidance and product training.

iii. The use of commercially reasonable efforts to market, promote and sell the Processing Equipment; which efforts may include advertisements about the Processing Equipment and transmission of information and promotional materials to potential client customers. Provided, however, marketing shall not be directed to those parties and/or entities that CINC currently distributes to without CINC's written permission. Furthermore, LithiumOre's exclusive right to market, promote and sell the Processing Equipment within the Exclusive Territory shall be subject to LithiumOre meeting the following procurement thresholds, which shall be more thoroughly set forth in the Development Plan:

- Prior to the end of year two (2) of the Term, the JV Entity shall have purchased from CINC at least One Million Dollars ($1,000,000.00) worth of the Processing Equipment, goods, accessories and/or materials.

- Prior to the end of year three (3) of the Term, the JV Entity shall have , achieved at least Three Million Dollars ($3,000,000.00) worth of the Processing Equipment, goods, accessories and/or materials.

- Prior to the end of year four (4) of the Term, the JV Entity shall have, achieved at least Six Million Dollars ($6,000,000.00) worth of the Processing Equipment, goods, accessories and/or materials.

- Prior to the end of year five (5) of the Term, the JV Entity shall have , achieved at least Ten Million Dollars ($10,000,000.00) worth of the Processing Equipment, goods, accessories and/or materials.

In the event that LithiumOre fails to meet the above mentioned procurement thresholds by the deadlines provided herein, it shall lose the exclusive right to market, promote, and sell the Processing Equipment as provided herein, and either Party may terminate this Agreement, upon providing written notice thereof to the other Party, provided, however, that the Parties shall remain obligated for any monetary obligations pursuant to this Agreement outstanding hereunder as of the termination date.

iv. The supplying of raw materials and solvents required for the process development and testing.

v. LithiumOre shall have a Non-Exclusive Right to market and sell all other products or technology not owned or produced by the JV Entity, to any non-current customer of CINC, except all existing unrelated verticals of CINC's. Upon any such sales generated by LithiumOre, LithiumOre will receive a marketing/sales fee to be mutually agreed upon prior to the transaction. The potential customers must be identified and logged into the CRM database. Notwithstanding the foregoing, LithiumOre shall be prohibited from marketing and selling such other products or technology to any parties or entities involved in the pharmaceutical and nuclear verticals, and lithium and extraction applications within the People's Republic of China, without the written consent of CINC, which may be withheld in its sole and absolute discretion.

vi. ORRP shall issue to Bret V. Sheldon 250,000 shares of restricted common stock upon the execution of this Agreement.

vii. The absorbing of all of its legal costs incurred in relation to the preparation and execution of this Agreement.

viii. The promise to not, directly or indirectly through any person or entity, copy reproduce, incorporate, or allow unauthorized use or access to the New Process and/or the Processing Equipment or New Process and/or Processing Equipment software, technology, plans, specifications, or any other intellectual property relating to the Processing Equipment. LithiumOre shall not allow any third party to modify, prepare derivative works of, decompile, reverse engineer, disassemble or derive source code from the Processing Equipment software. However, the Parties agree that New Process (including any equipment or tooling modifications created or developed by the JV for the New Process) shall be owned equally by the Parties.

ix. The scheduling of quarterly meetings (or more often if needed) with CINC to discuss success stories, sales strategies, review pricing and to share suggestions for improved client experience.

x. Causing all parties and/or entities contacted as part of marketing, promotion, and sales efforts related to the New Process or Processing Equipment, irrespective of location or parties/entities involved to be entered into a CRM database such as Salesforce for visibility and recording of contacts and to measure level of marketing effort.

b. <u>CINC shall be responsible for the following</u>:

i. The cooperating fully with LithiumOre to complete a pilot test and the Development Plan for processing Lithium ore at the CINC/JV facilities, including the completion of a third-party white paper on the results of the pilot test.

ii. The providing to LithiumOre training that includes basic familiarization with the Processing Equipment and CINC's approach to sales and marketing of the Processing Equipment. CINC will also provide reasonable assistance with designs for marketing materials, marketing strategy and updates of marketing materials as necessary to support LithiumOre's marketing efforts. LithiumOre agrees to undertake and accept such training as reasonably required to understand the Processing Equipment and CINC's approach to marketing and selling the Processing Equipment.

iii. The manufacturing of up to twenty (20) CM50/PVDF test units and other necessary equipment.

iv. The supplying and installing of the test equipment at the JV process development lab to be located at 2450 Arrowhead Drive, Carson City, Nevada, or other similar location to be determined by the JV Entity.

v. The providing of support for the process/product development.

vi. The providing of engineering support for new and modified product development and associated manufacture, testing and filling of appropriate process and product patents.

vii. The providing of support to LithiumOre technical and sales representatives in accordance with a Distributors Agreement to be mutually agreed to and prepared by the JV.

viii. The sharing with the JV of the cost of the chemist and other personnel to be hired by LithiumOre, as indicated in Section 6.c.iv, below. The cost shall be based on time spent on specific projects. Additionally, the chemist and other personnel will be employees of CINC with the standard CINC benefit package which will be billed at cost, but include a reasonable administrative fee owed/credited to CINC.

ix. The promise to not, directly or indirectly through any person or entity, copy reproduce, incorporate, or allow unauthorized use or access to the New Process. CINC shall not allow any third party to modify, prepare derivative works of, decompile, reverse engineer, disassemble or derive source code from the Processing Equipment software. However, the Parties agree that New Processes for the lithium shall be owned equally by the Parties.

x. The scheduling of quarterly meetings (or more often if needed) with LithiumOre to discuss success stories, sales strategies, review pricing and to share suggestions for improved client experience.

xi. The payment of all its legal costs related to its separate legal representation in respect to this Agreement.

xii. Notwithstanding anything to the contrary contained herein, during the Term, CINC shall be permitted to market, sell and promote, for its own account, the Processing Equipment and the New Process, and or any other good, materials, items and/or processes to any parties or entities outside of the Exclusive Territory, provided, however, that this does not include any propriety rights, plans, specifications or software directly related to the New Process.

xiii. Causing all parties and/or entities contacted as part of marketing, promotion, and sales efforts related to lithium processing or extraction, irrespective of location or parties/entities involved to be entered into a CRM database such as Salesforce for visibility and recording of contacts and to measure level of marketing effort.

c. JV shall be responsible for the following:

i. The JV entity shall endeavor to sublease from CINC a space containing mutually acceptable square footage, under mutually acceptable terms and conditions (the "Sublease"). Notwithstanding the foregoing, the Sublease shall require advance payment of three (3) months' rent for the security deposit. The Parties will prepare and execute a mutually agreeable definitive Sublease.

ii. The JV entity shall also lease approximately ±1,000 sf of space in the building located at 2450 Arrowhead Drive, Carson City, Nevada, or other similar location to be determined by the JV Entity ("Leased Space"), under terms and conditions mutually agreed to by the Parties. The Leased Space shall be used for the installation and operation of the CM50 lab units for process development testing of the products, as well as for other products and processes to be determined by the Parties.

iii. The purchasing of between 10-25 each V20 centrifuges originally manufactured for the BP oil spill of 2010. The price is expected to be between $25,000 and $75,000 each, subject to negotiation with the current owner.

iv. The hiring of a chemist and other personnel as necessary and/or required in support of the process development and testing. The expenses associated with the chemist or

other personnel shall be shared between the Parties based on time spent on specific projects. Additionally, the chemist and other personnel will be employees of CINC with the standard CINC benefit package which will be billed at cost, but include a reasonable administration fee owed/credited to CINC.

v. The preparing of a mutually agreeable physical budget, and the funding of all projected production and administrative costs, etc.

vi. The preparation of a business plan for each business vertical, which shall be mutually agreed to by the Parties.

7. **Right of First Refusal, Purchase and Sale Consideration.**

a. First Right of Refusal:

i. During the Term, LithiumOre shall have a right of first refusal to purchase CINC upon the same terms and conditions and at the same price offered to CINC for the purchase of CINC by an independent bona fide third party, provided, however, that CINC has accepted such offer, in its sole and reasonable discretion. LithiumOre shall have thirty (30) days to notify CINC in writing of whether or not it intends exercise such right. Upon LithiumOre's notice to CINC of its exercise of its right to purchase, LithiumOre shall deposit into a third party escrow account an amount equal to 10% of the offered purchase price (the "Deposit"), at which point ten percent (10%) of such Deposit or Five Hundred Thousand Dollars ($500,000.00), whichever is less, shall immediately become nonrefundable to LithiumOre. LithiumOre shall not be afforded any due diligence period or right to cancel the purchase and must close within thirty (30) days. In the event that LithiumOre elects not to exercise such right or fails to provide timely notification of its election, the right of first refusal shall be deemed null and void and of no further force or effect whatsoever.

ii. Notwithstanding anything in this Agreement, CINC agrees not to solicit any offers for sale of CINC during the first year of the Term.

b. Purchase and Sale Agreement:

i. Upon LithiumOre's exercise of the right of first refusal, the Parties agree to actively collaborate in good faith in the preparation of the definitive purchase agreement within the greater of sixty (60) days of such exercise or whatever period was granted to the third party offerer.

ii. All costs associated with the drafting of the definitive purchase agreement, all other related documents, audits and valuation work shall be the sole responsibility and expense of LithiumOre.

8. **Termination.**

a. Before Finalization of Development Plan. The Parties agree to work in good faith for the first sixty (60) days after the Effective Date to finalize the Developmental Plan including all timelines and budgets. If the Parties are unable to finalize the Developmental Plan within sixty (60) days, then either Party may terminate this Agreement by providing written notice thereof to the other Party, and this Agreement shall be of null and void and neither Party shall have any obligations to the other Party, except any outstanding obligations for payments due hereunder, if any, which shall survive termination.

b. <u>After Finalization of Development Plan</u>. After the finalization of the Developmental Plan, except in the case of LithiumOre's failure to timely meet the sales thresholds set forth in Section 6.a.iii. above, in which case either Party may terminate this Agreement as set forth in that Section, no Party may terminate this Agreement unless the other Party has materially breached this Agreement and such breaching Party has been given a reasonable amount of time to cure such breach after notice in writing from the non-breaching Party of the exact details of such breach, which amount of time shall not exceed thirty (30) days in the case of non-monetary defaults, and fifteen (15) days in the case of monetary defaults. Upon the expiration of the applicable aforementioned cure period, the non-breaching Party may terminate this Agreement by providing written notice thereof to the breaching Party, at which time this Agreement shall be deemed terminated, null and void and neither Party shall have any obligations to the other Party, except any outstanding obligations for payments due hereunder, if any, which shall survive termination.

9. **Dispute Resolution**. If any difference or dispute shall arise between the Parties to this Agreement concerning the construction or enforcement of any of its terms, then upon a written request of either Party, such difference or dispute shall be resolved through mediation, with each party agreeing to a single mediator who shall be a practicing lawyer or retired judge with knowledge and experience in matters similar to those contained in this Agreement located in Carson City, Nevada. Should the dispute not be resolved through mediation, then the Parties may pursue any and all rights and/or remedies then available to it, in law and/or in equity. Any action brought to enforce the terms hereof shall be brought in court of competent jurisdiction in Carson City or Reno, Nevada.

LithiumOre _____ CINC _____

10. **Processing Equipment Rules Enforcement**. In the event CINC has good reason to believe that a client or user of the Processing Equipment is breaching its obligations under its Client Service Agreement, CINC may give notice of that breach to LithiumOre. LithiumOre agrees to promptly notify the client end user that it must fulfill its obligations under its agreements, to follow up with the client or user and insist that their obligations to CINC be respected.

11. **Equitable Relief**. Each Party acknowledges that any material breach of any of its obligations may cause or threaten irreparable harm and material losses to the other Party, and, accordingly, each Party agrees that in such event, the other Party shall be entitled to equitable relief to protect its interest therein, as well as money damages. Notwithstanding the preceding sentence, if LithiumOre is in breach of this Agreement as a result of its failure to adequately fund the JV Entity or meet its monetary obligations as required herein, then CINC's sole legal remedy in such instance shall be to terminate this Agreement but shall not be entitled to any damages or equitable relief; provided, however, that this limitation shall not apply to any breaches by LithiumOre related to its non-monetary obligations/covenants hereunder, which include, without limitation, those covenants and/or provisions regarding: (i) the restrictions and/or covenants relating to the intellectual property rights of CINC, the Processing Equipment, and/or the New Process, and (ii) the restrictions imposed upon LithiumOre related to the Exclusive Territory, and/or the current customers or verticals of CINC.

12. **Trademarks and Trade Names**. Notwithstanding anything to the contrary contained herein, under all circumstances and in all respects, CINC, its assignees and successors shall retain sole title, all copyright rights, and all other proprietary rights in and to the Processing Equipment and all associated documentation related to the Processing Equipment, except for new patents or other proprietary filings that are the property of the JV Entity. In no event shall LithiumOre take or be deemed to have taken any right, title or interest in the intellectual property, Processing Equipment or software, tools, applications, marketing materials, proprietary terms, names and logos of CINC. LithiumOre agrees that in the case that LithiumOre attempts to improperly acquire any such rights, CINC shall be entitled to

equitable relief to protect its interest therein, as well as money damages including any and all legal fees.

13. **Confidentiality**. "Confidential Information" means (i) any information designated by LithiumOre or CINC as confidential, (ii) the Processing Equipment software, and (iii) any information relating to a Party's finances, marketing plans, business opportunities, personnel, product research and development plans, Processing Equipment software design and architecture or know-how except such information which the parties agree in writing is not confidential. However, in no event shall any information that is generally available to the public be considered to be Confidential Information hereunder, unless such information is generally available to the public as a result of a Party's breach of this provision. Each Party shall use the other Party's Confidential Information solely for implementing its obligations under this Agreement and maintain such Confidential Information in confidence and not disclose it to any third parties without the other Party's prior written consent.

14. **Indemnity**. Each Party ("Indemnifying Party") agrees to indemnify, defend and forever hold the other Party (and all of their respective present and former officers, shareholders, directors, employees, representatives and their successors, heirs and assigns) ("Indemnified Party") harmless from and against any and all losses, liabilities, costs, damages and expenses arising from claims by third parties resulting from any breach of its representations or warranties under this Agreement or resulting from any negligent acts or omissions relating to this Agreement that are attributable to it. The Indemnified Party shall promptly provide the Indemnifying Party with written notice of any claim and shall cooperate with the Indemnifying Party in the investigation and defense of the same. The Indemnified Party may, at its own expense, assist in the defense if it so chooses, provided that the Indemnifying Party shall control such defense and all negotiations relative to the settlement of any such claim so long as the Indemnified Party is reasonably assured that it will have no liability with respect to such claim and that any settlement intended to bind the Indemnified Party shall not be final without the Indemnified Party's written consent, which shall not be unreasonably withheld.

15. **Representations, Warranties & Covenants of LithiumOre**.

a. Organization & Standing. LithiumOre is a Nevada corporation, duly organized, existing and in good standing under and by virtue of the laws of the State of Nevada. LithiumOre possesses all requisite power to own and operate its property and carry on its business as the same is now being conducted, and to enter into this Agreement and consummate the transactions contemplated hereby.

b. Authority: Binding Effect. The execution and delivery of this Agreement, and each of the documents to be executed by or on behalf of LithiumOre pursuant to this Agreement, and the performance of the transactions contemplated hereby have been duly authorized by the Board of Directors of LithiumOre. LithiumOre has full power and authority to enter into and perform this Agreement and to carry out all of the terms and provisions hereof. This Agreement is a valid and binding obligation of LithiumOre, enforceable against LithiumOre or its successors in accordance with its terms, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws and all general equitable principles, including the availability of any specific equitable remedy.

c. No Violation or Bar. LithiumOre represents and warrants that there is no agreement or provision in any agreement which would preclude it from fully performing all of its duties to or for the Joint Venture as contemplated in this Agreement. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate (i) any provisions of the organizational documents of LithiumOre; (ii) any order of any governmental or regulatory authority, any judgment, decree, order or award of any court, arbitrator, administrative agency or governmental authority; or (iii) to the best knowledge and belief of LithiumOre, any material license, consent, permit, order, approval or any other authorization of any governmental or regulatory authority, or

any material statute, law, ordinance, rule or regulation.

16. **Representations, Warranties and Covenants of CINC.**

a. Organization and Standing. CINC is a corporation, duly organized, existing and in good standing under and by virtue of the laws of the State of Nevada. CINC possesses all requisite power to own and operate its property and carry on its business as the same is now being conducted, and to enter into this Agreement and consummate the transactions contemplated hereby;

b. Authority: Binding Effect. The execution and delivery of this Agreement, and each of the documents to be executed by or on behalf of CINC pursuant to this Agreement, and the performance of the transactions contemplated hereby have been duly authorized by the shareholders of CINC. CINC has full power and authority to enter into and perform this Agreement and to carry out all of the terms and provisions hereof. This Agreement is a valid and binding obligation of CINC, enforceable against CINC or its successors in accordance with its terms, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws and all general equitable principles, including the availability of any specific equitable remedy.

c. No Violation or Bar. CINC is not a party to any material contract or agreement or subject to any restrictions that would prevent or restrict the power or authority of CINC to enter into this Agreement and to consummate the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate (i) any provisions of the Articles of Incorporation and Bylaws of CINC; (ii) any order of any governmental or regulatory authority, any judgment, decree, order or award of any court, arbitrator, administrative agency or governmental authority; or (iii) to the best knowledge and belief of CINC, any material license, consent, permit, order, approval or any other authorization of any governmental or regulatory authority, or any material statute, law, ordinance, rule or regulation.

d. No Other Warranties, Damages Limitation. Except for CINC's warranties stated herein, CINC grants no other warranties, express or implied, by statute or otherwise, regarding the Processing Equipment or Processing Equipment software, its fitness for any purpose, its merchantability, its quality, its accuracy, or its performance. In no event shall either party be liable for any consequential, special or incidental damages such as lost profits.

17. **Notices**. All notices, demands, consents, requests or other communications required to or permitted to be given pursuant to this Agreement shall be in writing, shall be given only in accordance with the provisions of this Section 17, shall be addressed to the Parties in the manner set forth below, and shall be conclusively deemed to have been properly delivered: (a) upon receipt when hand delivered during normal business hours (provided that, notices which are hand delivered shall not be effective unless the sending party obtains a signature of a person at such address that the notice has been received); (b) upon the day of delivery if the notice has been deposited in an authorized receptacle of the United States Postal Service as first-class, registered or certified mail, postage prepaid, with a return receipt requested (provided that, the sender has in its possession the return receipt to prove actual delivery); or (c) one (1) business day after the notice has been deposited with FedEx, United Parcel Service or other reliable overnight courier to be delivered by overnight delivery (provided that, the sending party receives a confirmation of actual delivery from the courier). The addresses of the Parties to receive notices are set out below each Party's signature.

Any Party may change the address to which to send notices by notifying the other Party of such change of address in writing in accordance with the foregoing.

18. **General Provisions.**

a. Governing Law. This Agreement and all rights, duties and obligations hereunder shall be construed and interpreted in accordance with the internal laws of the State of Nevada without regard to choice of laws rules.

b. Entire Agreement. This Agreement supersedes all prior oral and written understandings and agreements between the Parties relating to the subject of this Agreement. This document, together with its Exhibits and Schedules attached hereto and incorporated herein in their entirety by this reference, and all other documents specifically referenced herein, constitutes the entire agreement between the Parties regarding the transfer of and consideration for the Joint Venture as described herein. No representations, promises, conditions or warranties with reference to the execution of this document, including, but not limited to, pro forma and other financial information, have been made or entered into between the Parties hereto other than those expressly provided herein.

c. Waiver of Provisions. Any waiver of any term and condition hereof must be in writing and signed by the Parties hereto. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of another provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

d. Severability. Nothing contained in this Agreement shall be construed so as to require the commission of an act contrary to law and whenever there is any conflict between any provision hereof and any present statute, law, ordinance or regulation contrary to which the Parties have no legal right to contract, the latter shall prevail, but in such event, the provisions hereof affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law and to carry out the purposes hereof.

e. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors, assigns and legal representatives.

f. Assignment. No Party to this Agreement may assign its rights or obligations under this Agreement to any party without the express written approval of the other Party to this Agreement; provided, however, that LithiumOre or CINC may assign its rights and obligations under this Agreement to any party that is controlled by, controls or is under common control with it.

g. No Third-Party Beneficiaries. Nothing in this Agreement shall be construed to create any duty to, any standard of care with reference to, or any liability to anyone other than the Parties to this Agreement. No one is an intended third-party beneficiary of this Agreement.

h. Attorneys' Fees. In the event of any suit under this Agreement, there shall be allowed to the prevailing Party, to be included in any judgment recovered, reasonable attorneys' fees to be fixed by the court.

i. Time Is of the Essence. Time is of the essence in each and all of the agreements, covenants and conditions hereof.

j. Survival of Representations and Warranties. The representations and warranties of the Parties made in this Agreement and in the documents and certificates delivered in connection herewith shall be deemed made again by the Parties hereto and shall be accurate, true and complete as of the date of the closing and shall survive for a period of one (1) year after closing.

k. Captions. Any captions to or headings of the articles, sections, subsections, paragraphs or subparagraphs hereof are solely for the convenience of the Parties, are not a part hereof, and shall not be used for the interpretation or determination of validity hereof or any provision hereof.

l. Gender and Number. Whenever the context hereof requires, the gender of all words shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural.

m. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(Signature page immediately follows)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, effective as of the day and year first above written.

"LithiumOre":

LithiumOre Corp.
a Nevada corporation.

____

Douglas Cole, Chairman & CEO

930 Tahoe Blvd, Suite 802-16
Incline Village, Nevada 89451

Telephone: (925) 989-9900

Facsimile: _______________

Email: dougcole@me.com

"CINC":

CINC Industries, Inc.

____

Bret Sheldon, President

2500 Arrowhead Drive, #2

Carson City, Nevada 89706

Telephone: (775) 887-0787

Facsimile: _______________

Email: bret.shelton@cincindustries.com